Exhibit 10.19

SCHEDULE OF EXECUTIVE OFFICERS WITH MANAGEMENT CONTINUITY AGREEMENTS

Title	Name	Years / Comp*	Excise Tax Gross Up?
President, Chief Executive Officer and Board Member	Ashish K. Khandpur	3	N
Senior Vice President and Chief Financial Officer	Jamie A. Beggs	2	N
Senior Vice President and Chief Technology Officer	Philip G. Clark, Jr.	2	N
Senior Vice President and Chief Human Resources Officer	Kristen A. Gajewski	2	N
Senior Vice President, New Business Development & Marketing Excellence	Michael J. Irwin	2	N
Senior Vice President, Global Operations and Process Improvement	M. John Midea, Jr.	2	N
Senior Vice President and President of Color, Additives and Inks	Woon Keat Moh	2	N
Senior Vice President and President of Specialty Engineered Materials	Christopher L. Pederson	2	N
Senior Vice President, Mergers and Acquisitions	Joel R. Rathbun	2	N
Senior Vice President, General Counsel and Secretary	Amy M. Sanders	2	N
* Years of compensation payable upon change of control